Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INTERNATIONAL CCE INC.

INTERNATIONAL CCE INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of International CCE Inc. (the “Corporation”), at a meeting duly called and convened, adopted a resolution proposing and declaring advisable the following amendment (the “Amendment”) to the Amended and Restated Certificate of Incorporation of the Corporation:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing Article FIRST thereof so that, from and after 12:01 a.m. Eastern Daylight Time on October 2, 2010, said Article, as amended, shall be and read as follows:

“FIRST: The name of the corporation is Coca-Cola Enterprises, Inc.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the sole stockholder of the Company voted in favor of the amendment.

THIRD: That the Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of Amended and Restated Certificate of Incorporation of International CCE Inc. shall be effective as of 12:01 a.m. Eastern Daylight Time on October 2, 2010.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer thereof as of this 1st day of October, 2010.

INTERNATIONAL CCE INC.

By:	/s/ William T. Plybon
	Name:	William T. Plybon
	Title:	Vice President, Secretary

Amended and Restated

Certificate of Incorporation

of

International CCE Inc.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

International CCE Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, as amended (“DGCL”), does hereby certify as follows:

1. The name of the Corporation is International CCE Inc. The Corporation was originally incorporated under the name International CCE Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of the State of Delaware on February 22, 2010.

2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the of the DGCL.

3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended and supplemented.

4. The Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is International CCE Inc.

SECOND: The address of the Corporation’s registered agent in the State of Delaware is Corporate Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:

A.	The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Billion One Hundred Million (1,100,000,000) shares, consisting of One Billion (1,000,000,000) shares of common stock, par value $0.01 per share (hereinafter referred to as “Common Stock”) and One Hundred Million (100,000,000) shares of preferred stock, par value $0.01 per share (hereinafter referred to as “Preferred Stock”).

B.	Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of shares of Common Stock are entitled to vote. There shall be no cumulative voting.

C.	Subject to the prior rights of the holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

D.	Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary of involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation.

E.	The board of directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”) to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.

F.	No stockholder of the Corporation shall have any preemptive right to subscribe to any issue of stock of the Corporation or to any issue of any securities of the Corporation convertible into or exchangeable or exercisable for stock of the Corporation.

FIFTH:

A.	The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.

B.	The directors of the Corporation need not be elected by ballot unless required by the bylaws of the Corporation.

C.	The number of directors shall be fixed by, or in the manner provided in, the bylaws.

D.	The board of directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

E.	Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

F.	Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

SIXTH:

A.	No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duties as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B.	Any repeal or modification of the foregoing Section A shall not adversely affect any right or protection of a director or the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation shall be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.

EIGHTH: In addition to any affirmative vote required by law, by this Certificate of Incorporation or by any Preferred Stock Designation:

a.	any amendment or alteration of this Certificate of Incorporation by the stockholders; or

b.	any amendment or alteration of the bylaws of the Corporation by the stockholders;

shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the outstanding shares of the Common Stock and any series of Preferred Stock entitled to vote generally in the election of directors, voting together as a single class. Such affirmative vote shall be required notwithstanding any other provisions of this Certificate of Incorporation or any provision of law or of any agreement with any national securities exchange or otherwise which might otherwise permit a lesser vote or no vote.

NINTH: The Corporation reserves to the Board the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed on this 18th day of August, 2010.

INTERNATIONAL CCE INC.

By:	/S/ WILLIAM T. PLYBON
William T. Plybon, Vice President and Secretary

ATTEST:

/s/ SUZANNE F. FORLIDAS
Suzanne F. Forlidas, Vice President and Assistant Secretary